UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2019

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33818	48-1293684
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		Number)

1001 Calle Amanecer
San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01          Entry into a Material Definitive Agreement.

On March 28, 2019, ReShape Lifesciences Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with two healthcare focused institutional investors for the sale by the Company of Secured Subordinated Original Issue Discount Convertible Debentures Due June 28, 2019 (the “Debentures”) for a purchase price of $2.0 million with a principal face amount of $2.3 million. The issuance amount of the Debentures reflects a 10% original issue discount. In connection with the financing, the Company amended the exercise price of warrants to purchase up to 8.0 million shares of common stock held by the investors that were issued on November 28, 2018 from $1.50 per share to $0.01 per share. The financing was completed on March 29, 2019.

At any time after June 28, 2019 until the Debentures are no longer outstanding, the Debentures will be convertible into shares of the Company’s common stock at a conversion price equal to the lesser of $0.33 and 80% of the average of the lowest two volume weighted average prices of the Company’s common stock during the 20 trading days prior to conversion. Holders of Debentures are prohibited from converting or exercising such Debentures into common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to the Company.

As collateral security for all of the Company’s obligations under the Debentures, the Company and the Company’s subsidiary listed in the Security Agreement granted the Debenture holders a subordinated security interest in all of the Company’s and its subsidiary’s assets, pursuant to the terms of a Security Agreement among the Company, its subsidiary and the holders of the Debentures.  The Debentures contain customary affirmative and negative covenants. The Company’s obligations to the Debenture holders, including the security interest granted under the Security Agreement, are subordinated to the Company’s payment obligations and security interest granted to Apollo Endosurgery, Inc. pursuant to the Asset Purchase Agreement and related Security Agreement dated December 17, 2018 entered into in connection with the Company’s acquisition of the Lap-Band produce line.

The securities issued under the Purchase Agreement were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.

The Company is obligated to file a registration statement registering for resale the shares underlying the Debentures on or before April 26, 2019 and use best efforts to cause such registration statement to be declared effective within 30 days or 60 days if reviewed pursuant to a registration rights agreement entered into with the Debenture holders (the “Registration Rights Agreement”).

The foregoing description of the Purchase Agreement, the Debentures, the Security Agreement and the Registration Rights Agreement are not complete and are qualified in their entirety by references to the full text of the form of Purchase Agreement, the form of Debenture, the form of Security Agreement and the form of Registration Rights Agreement, which are filed hereto as exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this report and are incorporated by reference herein.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02          Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement

10.2	Form of Debenture

10.3	Form of Security Agreement

10.4	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

	By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer

Dated: April 3, 2019